EXHIBIT 99.1

PRESS RELEASE

UnitedAuto Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48302-0954

Contact:	Jim Davidson	Tony Pordon
	Executive Vice President — Finance	Vice President — Investor Relations
	201-325-3303	248-648-2540
	jdavidson@unitedauto.com	tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ELECTS WILLIAM LOVEJOY
TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, MI, March 16, 2004 — UnitedAuto Group, Inc. (NYSE:UAG), a Fortune 500 automotive specialty retailer, today announced that William J. Lovejoy has been elected to its Board of Directors. With this additional appointment, the Company now has thirteen directors.

Roger S. Penske, Chairman of UnitedAuto commented, “We are looking forward to the benefit of Bill’s over forty years of automotive industry experience. His unique insights into many aspects of our business will provide our shareholders with a valuable contributor in the boardroom.”

Mr. Lovejoy served as Group Vice President, North American Vehicle Sales, Service and Marketing for General Motors Corporation until his retirement in 2003. From 1992 until 2000, Mr. Lovejoy served as Vice President and General Manager of General Motors Service and Parts Operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (GMAC) and ultimately President of GMAC in 1990.

About UnitedAuto
 UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 137 franchises in the United States and 83 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

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